Exhibit 4.141
(English Translation)
This Property Rental Agreement is entered into this 20th day of December 2010 BY AND BETWEEN Abengoa Mexico S.A. de C.V. (hereinafter referred to as the “Lessor”) duly represented Mr. Javier Muro Gagliardi and Telvent México, S.A. de C.V. (hereinafter referred to as the “Lessee”, and along with the Lessor as the “Parties”) duly represented by Mr. José Ramón Salgado Rodríguez in accordance with the following Recitals and Clauses.
Recitals
I.- Lessor’s Recitals
a)	WHEREAS, it is owner of the building located at Bahía de Santa Bárbara number 176, Colonia Verónica Anzures, Mexico, D.F.;

b)	WHEREAS, its address for any notices served as a result of this Agreement shall be Bahía de Santa Bárbara number 174, Colonia Verónica Anzures, Mexico, D.F.;

c)	WHEREAS, it is willing to rent to the Lessee offices 101, 201, 301, 401 and 501 of the building located at number 176 Calle of Bahía de Santa Bárbara in colonia Verónica Anzures, Delegación Miguel Hidalgo, hereinafter jointly referred to as the “Offices”;

d)	WHEREAS, it is handing over the Offices in a good conditions of health and safety, making them fit to serve for the purposes agreed upon.
II.- Lessee’s Recitals
a)	WHEREAS, is it is a company duly incorporated under Mexican law, as is evidenced by Deed No. 242,032 of June 15, 1990 executed before Notary Public No. 87 of the Federal District Mr. Tomas Lozano Medina, which is duly registered at the Public Companies Registry of this city under company sheet No. 133,759;

b)	WHEREAS, it is duly represented in this act by Mr. José Ramón Salgado Rodríguez, who holds sufficient powers to enter into this Agreement, as attested by notarial instrument number 64,942 of January 12, 2007 certified by Mr. Juan Manuel García de Quevedo Cortina, holder of Public Notary Office No. 55 of the Federal District and whereas such powers have not been limited or revoked;

c)	WHEREAS, it changed its trade name on April 24, 2003 to the one it currently has according deed 62,244 executed before Notary Public 55 of the Federal District, Mr. Juan Manuel García de Quevedo Cortina;

d)	WHEREAS, it knows the Offices and intends to rent them.
On the basis of the above, the Parties do hereby stipulate the following:
Terms and Conditions
1.- The Lessor rents to the Lessee the Offices it owns and the latter receives them, which are in a good state of conservation with all their facilities in good working order and in service.
2.- Both Parties do hereby agree that the “Lessee shall pay to the Lessor for the Offices the amount of $133,239.35 pesos (One hundred thirty-three thousand two hundred thirty-nine pesos and thirty-five centavos) plus Value Added Tax. The Lessee shall pay the rent in advance on a monthly basis by means of bank payments to supplier. The Parties do hereby agree that payment of the rent set forth herein shall be made within the first fifteen days of the month in question. Should the monthly rent be paid after the aforementioned date, late-payment interest shall accrue equivalent that of the 28-day Federal treasury certificate rate (Cetes) for the proportional part corresponding to the days of delay that have come about. If such rate should disappear, interest shall be calculated on the basis of the investment instrument that may replace it or the rate which may be most similar to it. Such interest shall be deemed as a conventional penalty for the simple delay in fulfilling the obligation of paying the rent. The foregoing shall be without prejudice to Lessor’s entitlement to rescind this Agreement for failure to make rental payments in the way and manner set forth herein, on the understanding that the relevant rent shall only be deemed to have been paid where the conventional penalty agreed to herein, as appropriate, has been paid.
The Lessor shall undertake to hand over the tax receipts corresponding to every payment to the Lessee.
The amount of the rent shall be reviewed every twelve months in accordance with the inflation rate index indicated by the Bank of Mexico pursuant to the most recent data known for the preceding twelve months.

	Square
Office	meters	Land Registry number	Rent
101	157.17	029 038 04 002 7	22,647.87
201	157.17	029 038 04 004 3	22,647.87
301	157.17	029 038 04 006 8	22,647.87
401	157.17	029 038 04 007 6	22,647.87
501	157.17	029 038 04 008 4	22,647.87
		Sum	113,239.35
3.- The Offices shall be solely used as offices and may not be assigned to any other use without the Lessor’s express written consent.
The storage of inflammable substances, solvents or any other substances deemed to be hazardous shall be expressly prohibited.
4.- The Parties do hereby agree that this Agreement shall enter into effect on January 1, 2011 and shall have an initial term of one year.
5.- The termination date of the lease shall under no circumstances entail the termination of the Agreement, which shall be construed to continue being in force with all its effects until express 90 (ninety) day’s written notice has been given by either of the Parties prior to the date the Agreement is to be terminated, the reception certificate of the Offices has been signed by both Parties and the corresponding settlement agreement has been signed by them.
6.- It is hereby expressly agreed that the Lessor may rescind this Agreement should the Lessee:
a)	Use any of the Offices for a purpose other than offices.

b)	Sublease or in any other way assign the Offices, either entirely or partially, without the Lessor’s written consent.

c)	Fail to make punctual rental payments in the way stipulated in the first clause contained herein.

d)	Carry out works, whatever their nature may be, either inside or outside the Offices without duly receiving the Lessor’s written authorization

e)	Occupy, assign or rent out any surface area belonging to common areas.
7.- During the time the lease may last, the Lessee shall undertake and be obliged to pay the amount of the Offices’ services such as, for instance, the consumption of electric power, telephone, water, elevator maintenance and similar. By virtue of the foregoing, the Parties do hereby agree that the Lessee shall hand over to the Lessor a copy of receipts for the payment of such services every two months.
8.- Under no circumstances may the Lessee discount from the monthly rent any expenditures it may have had unless it has received written prior authorization thereof from the Lessor.
9.- The Parties do hereby agree that any agreement they may reach in connection with the this Agreement shall necessarily be in writing, and that any allegations put forward by the Lessee of having verbally reached an agreement with the Lessor or its representative concerning any other agreement, extension, novation, release, waiver, authorization to sublease, assign or transfer the rights arising from this Agreement, improvement works, use other than that agreed upon, promise of sale, occupation of a different or additional area, etc. shall have no legal effect whatsoever.
10.- The Lessee recognizes and accepts delivery of the Offices with all their fittings in good working order and with the health and safety conditions making them fit for the use agreed upon.
Any improvements the Lessee may make to the building shall come to form a part thereof from the moment the Agreement is finalized. Upon the Agreement’s termination, the Lessee shall be obliged to hand back the Offices in the same conditions in which they were received.
11.- Under no circumstances may the Lessee sublease or transfer the Offices and, should the Lessee give them a use other than the one agreed upon without having received prior written authorization from the Lessor, it shall be sufficient reason to rescind the Agreement
12.- The Parties do hereby agree to subject themselves to the Laws and courts of the Federal District for this Agreement’s interpretation and performance, waiving any jurisdictional privileges they may enjoy due to their present or future address
13.- At this act, the Parties state that no defects affect their consent and they reiterate their intention of mutually obliging themselves under the terms and conditions of this Agreement, in as much as it does not contain any clauses against their rights. After reading the agreement, the Parties have stated they are aware of the legal consequences of the articles that ground it.
IN WITNESS WHEREOF, the Parties have set their hand on three copies of this Agreement in the City of Mexico, Federal District on the date first mentioned above.

The Lessor	The Lessee

/s/ Javier Muro Gagliardi	/s/ José Ramón Salgado Rodríguez

Abengoa México, S.A. de C.V.	Telvent México, S.A. de C.V.
Represented by Mr.	Represented by Mr.
Javier Muro Gagliardi	José Ramón Salgado Rodríguez

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